Exhibit 10.1

February 27, 2006

Gerry Gagliardi

Worldwide Customer Services

NCR Corporation

Dear Gerry:

We appreciate your years of service to the company. In your five years as NCR’s Senior Vice President of the Worldwide Customer Services division, you have provided outstanding leadership and have effectively improved WCS’s performance. As you now prepare to retire, I am writing to describe, consistent with our previous discussions, your retirement benefits and the respective rights and obligations of you and NCR.

In order to facilitate an effective transition, you have agreed to continue your NCR employment until March 31, 2006. Your retirement date will be April 1, 2006. Your last day as Senior Vice President, Worldwide Customer Services, will be February 28, 2006. Effective March 1, 2006, you will no longer be considered an executive officer of the company. Through March 31, 2006, NCR will pay your annual base salary in the usual manner.

In addition to assisting with the transition during the month of March, you have agreed to continue to assist with the transition as a consultant, from your retirement date until December 31, 2006, for a monthly fee of $17,920. In addition, NCR will reimburse your reasonable business expenses and pay your COBRA premiums for NCR health care coverage during this time. It is anticipated that you will be based in Ft. Lauderdale, Florida during this time, and you may continue use of your NCR business-related items such as cell phone, laptop, LAN access and NCR e-mail account during this time as well. Either you or NCR may terminate the consulting arrangement at any time on thirty days written notice.

The Compensation & Human Resource Committee of the Board of Directors extended your use of the corporate aircraft for travel between your personal residences and NCR business locations through April 30, 2006, provided each such use is approved in advance by the NCR Chief Executive Officer. After April 30, 2006, travel on NCR business will be subject to the standard company policies.

Gerry Gagliardi

February 27, 2006

Your outstanding stock options will vest in full on your retirement date, and you will have the remainder of their terms to exercise. After your retirement date, while you will not be subject to the NCR black-out period, you should not trade in NCR stock if you have actual material inside information. In addition, in light of the nature of your services as a consultant, during the balance of 2006 you should check with the NCR Law Department prior to initiating any trade in NCR stock. Your unvested restricted stock awards will be forfeited as of your retirement date.

Your participation in the 2006 NCR Management Incentive Plan for Executive Officers (the “MIP”) will terminate effective on your retirement date. NCR will pay to you an amount equal to the award you would be entitled to under the MIP, pro-rated for that period of 2006 prior to your retirement date, based on the company’s achievement of specific performance objectives as approved by the Board in February of this year. This amount will be paid in a lump sum payment at the same time as awards are paid to executive officers under the 2006 MIP. In addition, you will be eligible for an incentive opportunity equal to 60% of your earned income from NCR while serving as a consultant from April 1, 2006 through the earlier of December 31, 2006 or termination of the consulting arrangement, based upon the following metrics: (1) 50% WCS results; and (2) 50% MEA/CLA results. You will not be entitled to any other awards under the 2006 MIP or any other current or future annual incentive plans, such as the 2006 25% “stretch bonus” and the 10% opportunity related to the achievement of certain diversity metrics.

Effective on the first day of the month following your retirement date, you may begin receiving retirement benefits under the NCR Pension Plan and The Retirement Plan for Officers of NCR (SERP 2). You can start your pension benefits immediately with a reduction for early commencement, or choose a later commencement date. If you commence at age 62, no reduction will apply. You can receive your cash balance benefit from the NCR Pension Plan or withdraw your accounts from the NCR Savings Plan at any time after your retirement date.

You will be paid for any accrued and unused 2006 vacation in your final employee paycheck. Your welfare benefits, including health care, dental coverage, life and AD&D insurance, Employee Stock Purchase Plan participation, and flexible spending accounts will terminate as of your termination date. As previously stated, during your consulting period of April 1, 2006 through the earlier of December 31, 2006, or termination of your consulting arrangement, NCR will assume responsibility for your COBRA fees. As of January, 1, 2007 or the day following termination of your consulting arrangement, as applicable, your health care benefits can be continued through your individual COBRA election. Your life insurance can be converted during the 31 days following your termination date (March 31, 2006). Contact the NCR Benefits Center at 1-800-245-9035 for information about your benefits.

Gerry Gagliardi

February 27, 2006

You are reminded that you have a legal obligation to keep all Proprietary NCR Information confidential and not to disclose it to any third party in the future, subject to any obligation to comply with legal process. As used in this letter, the term “Proprietary NCR Information” includes, but is not necessarily limited to, confidential, technical, marketing, business, financial or other confidential information not publicly available.

NCR will indemnify you for your service in your capacity as an officer of the company to the full extent required by the laws of the State of Maryland, as provided in NCR’s bylaws. NCR releases you from any and all claims, actions, and causes of action with respect to, or arising out of, your employment or termination of employment with NCR, occurring up to, and including, the date of your retirement, unless it is established that you failed to meet the standard of conduct required for indemnification as set forth in NCR’s bylaws.

You agree that you will provide full assistance, as deemed necessary by NCR, in any legal proceedings involving NCR (whether NCR is a party or a witness) in which NCR’s General Counsel or his designee reasonably believes your assistance and/or testimony is needed, and you agree to travel at NCR’s expense for any such purposes. Your time expended on such purposes, however, will not be compensated. This includes without limitation proceedings currently pending, and any that may be filed in the future, and extends both to testimony in trials or arbitrations, and to pre-trial assistance to NCR’s counsel (e.g., meetings, interviews and the like).

You are reminded that, by accepting your stock option and restricted stock agreements, you agreed to certain non-competition and non-solicitation provisions that remain in effect for 18 months after your retirement. If you are considering opportunities for employment during the 18 months following your retirement from NCR, I recommend that you consult with me to determine if the non-competition clauses might be violated.

If you have questions about your compensation, please contact Genell Anderson Bartel at (937) 445-6726. Questions about NCR benefits can be directed to Michael Kriner at (937) 445-4051, and questions about your SERP pension and stock options can be directed to John Campanella at (937) 445-4510.

Gerry, I wish to express my appreciation for the tremendous contribution you have made to NCR throughout the past five years. I hope your retirement is healthy and rewarding.

Gerry Gagliardi

February 27, 2006

Once you have reviewed and accepted the terms outlined in this letter, please provide your signature below.

Gerry, thank you again for your outstanding contributions to NCR, and I wish you much success in your retirement.

Kind regards,

/s/ Chris Wallace
Chris Wallace
Senior Vice President, Human Resources

Accepted:

By:	/s/ Gerry Gagliardi
Name:	Gerry Gagliardi
Dated:	2/28/2006